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                                                                    EXHIBIT  3.3

                            CERTIFICATE OF AMENDMENT

                                       OF

                          CERTIFICATE OF INCORPORATION

                                      *****

Banknorth Group, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"),


DOES HEREBY CERTIFY:


     FIRST: That the Board of Directors of the Corporation, at a meeting duly held, adopted a resolution proposing and declaring advisable the following amendment to the Certificate of Incorporation of the Corporation (the "Amendment"):


          RESOLVED, that the Certificate of Incorporation of Banknorth Group, Inc. be amended by changing Article FOURTH thereof so that, as amended, said Article shall be and read as follows:

          "The aggregate number of shares of capital stock that the Corporation shall have authority to issue is 70,500,000 shares, divided into 70,000,000 shares of Common Stock, with a par value of $1.00 per share, and 500,000 shares of Preferred Stock, with a par value of $.01 per share and issuable from time to time in one or more series. The Board of Directors of the Corporation is hereby authorized to divide the shares of Preferred Stock into one or more series and to fix and determine by resolution the relative rights and preferences of any series so established, to the fullest extent permitted by law, including, without limitation, any voting powers, dividend rights, conversion rights, preemptive rights, liquidation preferences and redemption provisions."


     SECOND: That the stockholders of the Corporation approved and adopted the Amendment by the vote of a majority of the outstanding stock of the Corporation entitled to vote thereon at an annual meeting of the Corporation called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware.
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     THIRD: That the Amendment was duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.


IN WITNESS WHEREOF, said Banknorth Group, Inc. has caused this certificate to be signed by Thomas J. Pruitt, its Executive Vice President and Chief Financial Officer, this 3rd day of September, 1998.



                                 /s/ Thomas J. Pruitt
                                 -----------------------------------------------
                                 Name:    Thomas J. Pruitt
                                 Title:   Executive Vice President and Chief
                                          Financial Officer